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                                                                 EXHIBIT 99.7(d)

                      AMENDMENT TO BOTH OF THE AGREEMENTS
                     SET FORTH ON EXHIBIT A ATTACHED HERETO

Each of the registered investment companies (each, a "Fund" or, collectively, the "Funds") that is party to both or either of the agreements set forth on Exhibit A hereto (each, an "Agreement" or, collectively, the "Agreements") and State Street Bank and Trust Company ("State Street") hereby agree, effective as of December 28, 2004, that each Agreement shall be amended to include the following "Confidentiality Provision":

         Confidentiality; Survival of Obligation. The parties hereto agree that each shall treat confidentially the terms and conditions of the Agreements and all information provided by each party to the other pursuant to such Agreements regarding its business and operations, including without limitation any information, direct or indirect, relating to the Funds and/or the Funds' holdings, securities transactions, securities valuations, net asset values, or securities holdings. Except as set forth below, all confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering services pursuant to the Agreements and, except as may be required in carrying out the Agreements, shall not be disclosed to any third party without the prior consent, instruction or authorization of the party providing the information. The foregoing shall not be applicable to any information: (a) relating to the identity of any Fund and subsequent to the completion of any loan transaction effected by that Fund the particular information relating to that loan transaction that is (i) disclosed to borrowers in connection with any loan made pursuant to the Securities Lending Authorization Agreement listed on Exhibit A hereto (the "Securities Loan Agreement") and (ii) necessary to permit the borrower to comply with applicable legal and/or regulatory requirements or the borrower's internal credit and capital requirements, (b) publicly available when provided or thereafter becomes publicly available other than through a breach of an Agreement, (c) that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with an Agreement, (d) that is disclosed in connection with the exercise of any remedies under an Agreement or any suit, action or proceeding relating to an Agreement, or (e) that is requested or required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or required by operation of law or regulation. Subsequent to the completion of any loan transaction, the Funds acknowledge and agree that borrowers may disclose the identity of any Fund that engages in a securities loan transaction with a financial intermediary and the particular information relating to that loan transaction that is disclosed to borrowers in connection with the particular loan made pursuant to the Securities Loan Agreement to borrowers' auditors and legal counsel and to third parties, in each case only to the extent necessary to permit the borrower to comply with applicable legal and/or regulatory requirements. The provision of this Confidentiality Provision and any other rights or obligations incurred or accrued by any party hereto prior to termination of an Agreement shall survive any termination of such Agreement.

STATE STREET BANK AND                   EACH OF THE FUNDS THAT ARE PARTY TO
TRUST COMPANY                           THE AGREEMENTS LISTED ON EXHIBIT A
                                        ATTACHED HERETO


By:  /s/ Joseph L. Hooley               By: /s/ James O. Yost
     ----------------------------           -----------------------
Name:    Joseph L. Hooley               Name:   James O. Yost
Title:   Executive Vice President       Title:  Assistant Treasurer of Each of
                                                the Funds

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                                   EXHIBIT A

                               LIST OF AGREEMENTS

1. Securities Lending Authorization Agreement, dated October 29, 1998, among each of the entities identified on Schedule A attached thereto (including the series or portfolios thereof, as applicable), as amended from time to time, and State Street Bank and Trust Company.

2. Custodian Agreement, dated July 2, 2001, among each of the registered investment companies (including the series or portfolios thereof, as applicable) listed on Exhibit A thereto, as amended from time to time, and State Street Bank and Trust Company, including all addenda and price source authorizations delivered and/or attached thereto.